BellSouth Streamlining Support Staff

For Immediate Release:
February 4, 2000

ATLANTA, GA - BellSouth said today that by streamlining work processes, it expects to reduce its domestic workforce by approximately 2,100 positions. As a result, the company will record a one-time, after-tax charge of between $60 million and $80 million in the first quarter of 2000. Staff functions are being consolidated as BellSouth shifts from a multiple company structure to a single organization.

"Streamlining these organizations will allow us to be more responsive to our customers' needs," said Duane Ackerman, chairman and chief executive officer. "These staffing decisions are being made with careful review and attention, and we are committed to making decisions that are fair and equitable to all of our employees."

BellSouth is a $25 billion communications services company. It provides telecommunications, wireless communications, cable and digital TV, directory advertising and publishing, and Internet and data services to more than 37 million customers in 20 countries worldwide.

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NOTE:  For more  information  about  BellSouth,  visit the BellSouth Web page at
http://www.bellsouth.com. Also, BellSouth news releases dating back one year are available by fax at no charge by calling 1-800-758-5804, ext. 095650 or write: for Atlanta releases 1155 Peachtree St., N.E.; Atlanta, Ga. 30309-3610 and for DC releases; 1133 21st St., N.W.; Suite 900; Washington, D.C. 20036.